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                                                                     Exhibit 2.3
June 30, 1999



To the Parties Appearing on
The Signature Page hereto

RE: AGREEMENT BETWEEN REVENGE MARINE, INC. AND CONSOLIDATED YACHT
    COMPANY, INC.

Gentlemen:

This letter constitutes an Agreement ("Agreement") between Revenge Marine, Inc., a Nevada Corporation ("Revenge") and Consolidated Yacht Company, Inc., a Florida Corporation (Consolidated) concerning certain assets of Revenge to be purchased by Consolidated. Reference is also made to certain shares of Revenge common stock held by Jim Gardiner ("Gardiner's Shares").

Consolidated would like to purchase from Revenge certain assets of Revenge further described on Exhibit A hereto (the "Assets"). As a material inducement for Revenge to enter into this Agreement Consolidated and Jim Gardiner agrees to settle all outstanding claims against Revenge and its officers, directors, employees and shareholders and for additional consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

      1. ASSET PURCHASE. Revenge agrees to sell and transfer the Assets and all title and interest thereto, as is, where is, to Consolidated for the cancellation of all indebtedness owed by Revenge to Consolidated, including that certain promissory note, dated September, 1998 and Bill of Sale Exhibit B hereto (the "Note").

      2. OPTIONS. Consolidated Gardiner's options to purchase 605,000 common shares of Revenge shall become immediately vested as of the date hereof. Exhibit C hereto (the "Option").

      3. RECEIVABLE. Revenge agrees to assign all receivables designated as Consolidated's back to Consolidated Exhibit D hereto ( the "Receivables").

      4. INVENTORY. Any shortfall in the inventory originally received by Revenge will be exchanged for additional equipment as designated by Consolidated Exhibit E hereto ( the "Inventory").



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      5.    MONIES advanced by Jim Gardiner to Revenge. Revenge agrees to transfer title to one Ford Van Exhibit F hereto ( the "Van"), in exchange for monies advanced or owed to Jim Gardiner and Consolidated.

      6. STOCK. Jim Gardiner agrees to return back to Revenge all shares issued under the Egret and Consolidated purchase agreement Exhibit G hereto ( the "Shares") and to have them cancelled except for 400,000 shares.

      7. LEASE'S. Consolidated agrees to assume the current defaulted lease with Miami River Partners and Citicorp. Exhibit H hereto ( the "Lease's") and have Revenge and William C. Robinson released from any further obligations.

      8. CHOICE OF LAW. This Agreement shall be governed by the laws of the State of Nevada, without respect to its provisions on the conflicts of laws.

      9. COUNTERPARTS. This Agreement may be signed in counterparts, each of which shall be deemed an original and all of which shall constitute one instrument.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and date set forth above.

On behalf of Revenge Marine, Inc.

Revenge Marine, Inc.
a Nevada corporation



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William C. Robinson
President and CEO



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William C. Robinson
And Individual



On behalf of Consolidated Yacht Company, Inc.

Consolidated Yacht Company, Inc.
a Florida corporation



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Jim  Gardiner
President and CEO



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Jim Gardiner
an Individual